UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2017

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On September 14, 2016, EVINE Live Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreements”) with certain accredited investors pursuant to which it agreed to sell (i) shares of the Company’s common stock, (ii) warrants to purchase shares of the Company’s common stock, and (iii) certain options to purchase additional shares of, and warrants to purchase shares of, the Company’s common stock. The Company previously disclosed the details of this transaction (the “Transaction”) by current report on Form 8-K filed September 15, 2016.

On January 23, 2017, one of the Company’s investors exercised an option purchased as part of the Transaction. This exercise resulted in the issuance of (a) 978,604 shares of the Company’s common stock, par value $0.01 per share; and (b) a warrant to purchase an additional 489,302 shares of the Company’s common stock, par value $0.01 per share (the “Option Warrant”). The exercise price of the options was $1.20 per share, resulting in aggregate proceeds of $1,174,324.58. The Option Warrant bears an exercise price of $1.76 per share, and is exercisable for a five-year period expiring on January 23, 2022.

Please refer to Form 8-K filed September 15, 2016, for additional details on the Transaction, including additional terms related to exercise of the options and option warrants. As discussed in that report, the Company has concluded that the sale of securities under the Purchase Agreements, and the issuance of securities upon exercise of the options, was exempt from registration under Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D, promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 26, 2017	EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary